Exhibit 99.1

flexion

Transformative Medicine...

Where It Matters

Flexion Therapeutics Reports Second-Quarter 2020 Financial Results

and Recent Business Highlights

•	Company reported ZILRETTA® (triamcinolone acetonide extended-release injectable suspension) net sales of $15.5 million in second quarter 2020
•	Flexion resumed enrollment in Phase 1 dose-escalation trial for FX201; FX301 on track to enter clinic in 2021

BURLINGTON, Mass., August 5, 2020 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today reported financial results and recent business highlights for the quarter ended June 30, 2020.

“In light of the significant challenges presented by COVID-19, we made excellent progress across all areas of the business in the second quarter,” said Michael Clayman, M.D., President and Chief Executive Officer of Flexion Therapeutics. “We saw demand for ZILRETTA build month-over-month throughout the quarter, and we continued to add new accounts, bolstering our confidence that ZILRETTA can become the leading intra-articular therapy for OA knee pain.

Furthermore, in May, following the voluntary suspension of clinical trials, we resumed the Phase 1, dose-escalation trial evaluating the safety and tolerability of FX201, our novel, intra-articular, IL-1RA gene therapy product candidate in development for the treatment of OA. In addition, we continued to advance the preclinical program for FX301, a locally administered peripheral nerve block product candidate for control of post-operative pain, and we remain on track to enter the clinic in 2021. While the impacts of the pandemic on the second half of the year are impossible to predict, our confidence in ZILRETTA and our ability to advance our pipeline of compelling product candidates, remains as strong as ever.”

Second-Quarter Results & Financial Highlights

The Company reported a net loss of $32.6 million for the second quarter of 2020, compared to a net loss of $36.5 million for the same period of 2019. Net sales of ZILRETTA were $15.5 million and $17.0 million for the three months ended June 30, 2020 and 2019, respectively.

Flexion recognizes revenue primarily on sales of ZILRETTA to specialty distributors and a specialty pharmacy versus the purchases of ZILRETTA by healthcare providers. Due to the impacts of COVID-19, the level of product inventory held at specialty distributors at the end of the first quarter was higher than prior quarters. As purchases of ZILRETTA by healthcare providers increased throughout the second quarter, the specialty distributors worked through their elevated inventory levels. As a result, the aggregate number of ZILRETTA units that specialty distributors purchased and that the Company recognized as revenue in the second quarter was less than the aggregate amount purchased by healthcare providers from specialty distributors during this period.

Cost of sales was $5.5 million and $1.4 million for the three months ended June 30, 2020 and 2019, respectively. For the three months ended June 30, 2020, cost of sales included $1.6 million for the actual cost of units sold, $3.4 million of unabsorbed overhead associated with the

Exhibit 99.1

voluntary, temporary suspension of manufacturing activities at Patheon due to COVID-19 impacts on sales of ZILRETTA, and $0.5 million of period costs and other adjustments.

Research and development expenses were $12.5 million and $16.1 million for the three months ended June 30, 2020 and 2019, respectively. The decrease in research and development expenses of $3.6 million was primarily due to a decrease of $2.7 million in development expenses for ZILRETTA due to lower ZILRETTA clinical trial activity during the period, as well as a decrease of $1.0 million in salary and other employee-related costs and stock-based compensation expense related to lower headcount.

Selling, general and administrative expenses were $24.7 million and $33.1 million for the three months ended June 30, 2020 and 2019, respectively. Selling expenses were $16.8 million and $24.8 million for the three months ended June 30, 2020 and 2019, respectively. The year-over-year decrease of $8.0 million was primarily due to the expense reduction measures taken in response to COVID-19. General and administrative expenses were $7.9 million and $8.3 million for the three months ended June 30, 2020 and 2019, respectively, which represents a decrease of $0.4 million.

As a result of the Company’s musculoskeletal business managers (MBMs) returning to the field and the resumption of the clinical trial for FX201, Flexion expects full-year 2020 total operating expenses (including cost of sales, research and development, and selling, general and administrative) will be in the range of $172 million to $182 million versus previous guidance of $167 million to $177 million.

Interest income was $0.1 million and $0.8 million for the three months ended June 30, 2020 and 2019, respectively. Interest expense was $5.0 and $3.9 million for the three months ended June 30, 2020 and 2019, respectively.

As of June 30, 2020, the Company had approximately $200.6 million in cash, cash equivalents and marketable securities compared with $136.7 million as of December 31, 2019. Based on the Company’s current operating plan and assuming purchasing activity at physician practices, clinics and certain medical centers or hospitals that administer ZILRETTA begin to return to pre-COVID-19 levels by early 2021, Flexion believes that its current cash, cash equivalent and marketable securities, will be sufficient to fund operations into 2022.

Recent News & Business Updates

•

On July 14, 2020, Flexion pre-announced preliminary ZILRETTA net sales for the second quarter and provided updated Commercial metrics. Despite negative impacts from COVID-19 early in the quarter, demand for ZILRETTA grew month-over-month in the second quarter with purchases by healthcare providers reaching 4,863 units, 13,547 units and 18,287 units in April, May and June, respectively. In total, approximately 36,700 units of ZILRETTA were purchased in the second quarter, which is essentially in line with the first quarter of 2020.

Exhibit 99.1

•

In May 2020, Flexion completed an underwritten public offering of 10,615,385 shares of its common stock, including the exercise in full of the underwriters’ option to purchase shares, raising total net proceeds of $97.3 million, after underwriting discounts and commissions.

•

Also in May, Flexion restarted enrollment in the Phase 1, dose-escalation trial evaluating the safety and tolerability of FX201, its investigation gene therapy product candidate for OA. Throughout the quarter Flexion continued to advance the preclinical program for FX301, its locally administered NaV1.7 inhibitor product candidate, known as funapide formulated for extended release in a thermosensitive hydrogel. The Company anticipates initiating FX301 clinical trials in 2021. In addition, the Company intends to initiate a trial investigating ZILRETTA in shoulder OA in 2021.

•

After voluntarily pausing ZILRETTA manufacturing early in the second quarter, Flexion announced plans to recommence manufacturing in the fourth quarter of this year to help ensure adequate and uninterrupted supply of ZILRETTA to meet future demand.

Indication and Select Important Safety Information for ZILRETTA

Indication: ZILRETTA is indicated as an intra-articular injection for the management of osteoarthritis pain of the knee.

Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•

Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.

•

Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.

•	Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.

Exhibit 99.1

•

Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZilrettaLabel.com for full Prescribing Information.

About ZILRETTA
On October 6, 2017, ZILRETTA was approved by the U.S. FDA as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis-related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide — a commonly administered, short-acting corticosteroid — with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced OA knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

About FX201

FX201 (humantakinogene hadenovec) is a novel, intra-articular gene therapy product candidate which utilizes a helper-dependent adenovirus [HDAd] vector based on human serotype 5 (Ad5) that is designed to transfer a gene to cells in the joint to produce an anti-inflammatory protein, interleukin-1 receptor antagonist (IL-1Ra), under the control of an inflammation-sensitive promoter. Inflammation is a known cause of pain, and chronic inflammation is thought to play a major role in the progression of OA. By persistently suppressing inflammation, Flexion believes FX201 holds the potential to provide long-term pain relief and functional improvement, and to modify the disease.

About FX301
FX301 is a locally administered NaV1.7 inhibitor product candidate, known as funapide formulated for extended release in a thermosensitive hydrogel. The initial development of FX301 is intended to support administration as a peripheral nerve block for control of post-operative pain. Flexion believes FX301 has the potential to provide effective and durable pain relief while preserving motor function and anticipates initiating clinical trials in 2021.

About Osteoarthritis (OA) of the Knee
OA, also known as degenerative joint disease, affects more than 30 million Americans and accounts for more than $185 billion in annual expenditures. In 2017, approximately 15 million Americans were diagnosed with OA of the knee and the average age of physician-diagnosed knee OA has fallen by 16 years, from 72 in the 1990s to 56 in the 2010s. The prevalence of OA is expected to continue to increase as a result of aging, obesity and sports injuries. Each year, approximately five million OA patients receive either a corticosteroid (immediate-release or extended-release) or hyaluronic acid intra-articular injection to manage their knee pain.

Exhibit 99.1

About Flexion Therapeutics
Flexion Therapeutics (Nasdaq:FLXN) is a biopharmaceutical company focused on the development and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with osteoarthritis, a type of degenerative arthritis. The Company's core values are focus, ingenuity, tenacity, transparency and fun. Visit flexiontherapeutics.com.

Forward-Looking Statements
This release contains forward-looking statements that are based on the current expectations and beliefs of Flexion. Statements in this press release regarding matters that are not historical facts, including, but not limited to, statements relating to the future of Flexion; expectations related to Flexion’s expenses for the year ended December 31, 2020 and cash runway; timing and plans with respect to clinical trials; expected impacts from COVID-19 and the timing and duration of such impacts; expected timing of manufacturing activities and Flexion’s ability to maintain commercial supply of ZILRETTA; the long-term potential of ZILRETTA, including following the COVID-19 pandemic; expected increases in the rate of individuals with OA of the knee; and the potential therapeutic and other benefits of ZILRETTA, are forward looking statements. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, the fact that the impacts and expected duration of the COVID-19 pandemic are uncertain and rapidly changing; risk that we may not achieve expense expectations for 2020; the potential for unexpected expenditures or cash requirements; the risk that we may not be able to successfully maintain an effective sales force to commercialize ZILRETTA; competition from alternative therapies; the risk that we may not be able to maintain and enforce our intellectual property, including intellectual property related to ZILRETTA; the risk that ZILRETTA may not be successfully commercialized or adopted; risks regarding our ability to obtain adequate reimbursement from payers for ZILRETTA; risks related to the manufacture and distribution of ZILRETTA, including our reliance on sole sources of supply and distribution; risks related to clinical trials, including potential delays, safety issues or negative results; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risks and uncertainties described in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 7, 2020 and subsequent filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

Exhibit 99.1

FLEXION THERAPEUTICS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share information)

	Three Months Ended June 30,
	2020	2019
Revenue	$ 15,451	$ 16,953

Operating expenses:
Cost of sales	5,481	1,398
Research and development	12,507	16,125
Selling, general and administrative	24,730	33,103
Total operating expenses	42,718	50,626
Loss from operations	(27,267)	(33,673)
Interest income (expense), net	(4,907)	(3,118)
Other (expense) income	(197)	304
Loss from operations before income tax	(32,371)	(36,487)
Income tax expense	248	-
Net loss	(32,619)	(36,487)

Basic and diluted net loss per share	$ (0.76)	$ (0.96)
Basic and diluted weighted average number of common shares outstanding	42,776	38,010

Exhibit 99.1

FLEXION THERAPEUTICS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share information)

	Six Months Ended June 30,
	2020	2019
Revenue	$ 35,578	$ 27,517

Operating expenses:
Cost of sales	7,757	3,160
Research and development	33,641	31,550
Selling, general and administrative	54,029	65,325
Total operating expenses	95,427	100,035
Loss from operations	(59,849)	(72,518)
Interest income (expense), net	(9,201)	(6,043)
Other (expense) income	(123)	536
Loss from operations before income tax	(69,173)	(78,025)
Income tax expense	248	-
Net loss	(69,421)	(78,025)

Basic and diluted net loss per share	$ (1.71)	$ (2.05)
Basic and diluted weighted average number of common shares outstanding	40,664	38,001

Exhibit 99.1

FLEXION THERAPEUTICS SELECTED BALANCE SHEET DATA (in thousands)
	June 30,	December 31,
	2020	2019

Cash and cash equivalents	$ 183,099	$ 82,253
Marketable securities	17,509	54,407
Total current assets	246,567	195,675
Working capital	209,210	159,456
Total assets	271,776	217,560
Total notes payable	60,468	40,176
Total convertible notes	157,990	153,413
Total stockholders' equity (deficit)	16,515	(20,108)

# # #

Contact:

Scott Young

Vice President, Corporate Communications & Investor Relations

T: 781-305-7194

syoung@flexiontherapeutics.com

Julie Downs

Associate Director, Corporate Communications & Investor Relations

T: 781-305-7137

jdowns@flexiontherapeutics.com